Exhibit 99.1

PRESS RELEASE September 9, 2008 7:00 am	Contact: Virginia Dadey Telephone: 212-541-3707 vdadey@arrowres.com

ARROWHEAD COMPLETES PREVIOUSLY ANNOUNCED REGISTERED DIRECT OFFERING

- RAISES A TOTAL OF $6.9 MILLION TO FUND OPERATIONS -

Pasadena, CA — Arrowhead Research Corporation (NASDAQ:ARWR) announced today that it has completed its previously announced registered direct offering, increasing total gross proceeds to approximately $6.9 million and net proceeds to approximately $6.4 million. The final closing raised an additional $2.5 million over the $4.4 million previously announced last month. A total of 3.9 million units consisting of common stock and common stock warrants were sold to investors, the large majority of whom are either long-standing shareholders or members of Arrowhead’s senior management team.

“As we announced on August 26, 2008, we were interested in increasing our liquidity during this period of market uncertainty, but with a keen eye to limiting dilution of our shareholders,” said Arrowhead CEO, Christopher Anzalone. “The offering initially sought to raise up to $5mm but the unsolicited response from current shareholders was strong. By accepting the additional capital provided by the over subscriptions and closing the offering early, we believe we have balanced our dual goals of increasing our ability to grow the company while maintaining a capital structure that is fair to our shareholders.”

The offering was made pursuant to the Company’s effective shelf registration statement on Form S-3 (Registration No. 333-148218) previously filed with, and declared effective by, the Securities and Exchange Commission. Pursuant to Rule 424(b) under the Securities Act of 1933, on September 9, 2008, the Company filed with the Securities and Exchange Commission a prospectus and prospectus supplement relating to the offering. The offering was made under the foregoing prospectus and prospectus supplement.

Copies of the final prospectus supplement and accompanying base prospectus relating to this offering may be obtained at the Securities and Exchange Commission’s website at http://www.sec.gov or from the company at 201 South Lake Avenue, Suite 703, Pasadena, CA

91101. This news release is not an offer to sell or the solicitation of an offer to buy the shares of common stock or warrants to purchase shares of common stock or any other securities of the Company.

# # #

About Arrowhead Research Corporation

Arrowhead Research Corporation (www.arrowheadresearch.com) (NASDAQ:ARWR) is a publicly-traded nanotechnology company commercializing new technologies in the areas of life sciences, electronics, and energy. Arrowhead is building value for shareholders through the progress of majority owned subsidiaries. Currently, Arrowhead has four subsidiaries commercializing nanotech products and applications and investments in two minority-owned subsidiaries.